Exhibit 5.1

300 North LaSalle

Chicago, IL 60654

United States

+1 312 862 2000	Facsimile: +1 312 862 2200

www.kirkland.com

March 1, 2023

Kellogg Company

One Kellogg Square

Battle Creek, Michigan 49016-3599

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as special counsel to Kellogg Company, a Delaware corporation (the “Company”), in connection with the registration by the Company of $400,000,000 aggregate principal amount of 5.250% Senior Notes due 2033 (the “Notes”) pursuant to the terms of the Underwriting Agreement dated February 23, 2023, among the Company and the underwriters named in Schedule 1 thereto. The Notes are being offered and sold under a Registration Statement on Form S-3 (No. 333-266535) filed by the Company with the Securities and Exchange Commission (the “Commission”) on August 4, 2022 under the Securities Act of 1933, as amended (the “Securities Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”), including a base prospectus dated August 4, 2022 (the “Base Prospectus”), a preliminary prospectus supplement dated February 23, 2023 (the “Preliminary Prospectus Supplement”) and a final prospectus supplement dated February 23, 2023 (together with the Base Prospectus and the Preliminary Prospectus Supplement, the “Prospectus”).

In connection with the registration by the Company of the Notes, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the organizational documents of the Company, (ii) minutes and records of the corporate proceedings of the Company, (iii) the Registration Statement and the exhibits thereto and the Prospectus, (iv) the indenture, dated May 21, 2009, which is filed as exhibit 4.1 to the Registration Statement, between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (as amended or supplemented as of the date hereof, the “Indenture”) and (v) copies of the Notes.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all

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Kellogg Company

March 1, 2023

documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon statements and representations of the officers and other representatives of the Company and others.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies, and (iv) any laws except the federal securities laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware constitution and reported judicial decisions interpreting these laws.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that the Notes have been duly authorized and are binding obligations of the Company.

We hereby consent to the filing of this opinion as Exhibit 5.1 with the Commission to the Company’s Current Report on Form 8-K and to its incorporation into the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

We have also assumed that the execution and delivery of the Indenture and the Notes and the performance by the Company of its obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which the Company is bound.

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of New York and the General Corporation Law of the State of Delaware. We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the sale of the Notes.

Kellogg Company

March 1, 2023

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof, and we assume no obligation to revise or supplement this opinion. This opinion is furnished to you in connection with the filing of the Company’s Current Report on Form 8-K, which is incorporated into the Registration Statement, and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Sincerely,

/s/ KIRKLAND & ELLIS LLP

KIRKLAND & ELLIS LLP